Exhibit 99.1

Bridgewater Bancshares, Inc. Announces First Quarter 2022 Net Income of $12.3 Million, $0.39 Diluted Earnings Per Common Share

Bridgewater Bancshares, Inc. (Nasdaq: BWB) (the Company), the parent company of Bridgewater Bank (the Bank), today announced net income of $12.3 million for the first quarter of 2022, a 2.0% decrease over net income of $12.5 million for the fourth quarter of 2021, and a 14.9% increase over net income of $10.7 million for the first quarter of 2021. Earnings per diluted common share for the first quarter of 2022 were $0.39, flat compared to $0.39 per diluted common share for the fourth quarter of 2021, and a 4.7% increase compared to $0.37 per diluted common share for the same period in 2021.

“Bridgewater began 2022 by continuing the same growth and profitability trends that made 2021 such a successful year,” said Chairman, Chief Executive Officer, and President, Jerry Baack. “During the first quarter, we again produced consistent results highlighted by robust loan growth with strong asset quality, while growing revenue and maintaining one of the lowest efficiency ratios in the industry. We also took an important step toward enhancing organizational efficiencies to support future growth through the successful launch of our new commercial loan origination system in March, which digitizes the end-to-end lending process. While we are not immune to the various economic challenges and uncertainties related to higher interest rates and inflation, we continue to position the organization for success in the current environment by investing in the business, adding top talent and deepening our relationships throughout the Twin Cities market.”

Today the Company also announced that its Board of Directors declared a quarterly cash dividend on its 5.875% Non-Cumulative Perpetual Preferred Stock, Series A ("Series A Preferred Stock"). The quarterly cash dividend of $36.72 per share, equivalent to $0.3672 per depositary share, each representing a 1/100th interest in a share of the Series A Preferred Stock (Nasdaq: BWBBP), is payable on June 1, 2022 to shareholders of record of the Series A Preferred Stock at the close of business on May 13, 2022.

First Quarter 2022 Financial Results

			Diluted	Nonperforming	Adjusted
ROA	PPNR ROA (1)	ROE	earnings per share	assets to total assets	efficiency ratio (1)
1.42%	2.12%	12.98%	$0.39	0.02%	42.0%

(1)	Represents a non-GAAP financial measure. See "Non-GAAP Financial Measures" for further details.

Linked-Quarter Highlights

●	Diluted earnings per common share were $0.39 for both the first quarter of 2022 and the fourth quarter of 2021.

●	Annualized return on average assets (ROA) and annualized return on average shareholders’ equity (ROE) for the first quarter of 2022 were 1.42% and 12.98%, compared to ROA and ROE of 1.46% and 13.27%, respectively, for the fourth quarter of 2021. Annualized return on average tangible common equity, a non-GAAP financial measure, was 14.56% for the first quarter of 2022, compared to 14.78% for the fourth quarter of 2021.

●	Record pre-provision net revenue (PPNR), a non-GAAP financial measure, of $18.3 million for the first quarter of 2022, compared to $18.1 million for the fourth quarter of 2021. PPNR ROA, a non-GAAP financial measure, was 2.12% for the first quarter of 2022, compared to 2.11% for the fourth quarter of 2021.

●	Gross loans increased $168.5 million in the first quarter of 2022, or 24.2% annualized, compared to the fourth quarter of 2021. Gross loans, excluding Paycheck Protection Program (PPP) loans, increased $182.3 million in the first quarter of 2022, or 26.5% annualized, compared to the fourth quarter of 2021.

●	Deposits increased $89.4 million in the first quarter of 2022, or 12.3% annualized, compared to the fourth quarter of 2021.

●	Net interest margin (on a fully tax-equivalent basis) was 3.60% for the first quarter of 2022, compared to 3.51% in the fourth quarter of 2021. Core net interest margin (on a fully tax-equivalent basis), a non-GAAP financial measure which excludes the impact of loan fees and PPP balances, interest, and fees, expanded 9 basis points from 3.25% in the fourth quarter of 2021 to 3.34% in the first quarter of 2022.

●	Adjusted efficiency ratio, a non-GAAP financial measure which excludes the impact of certain non-routine income and expenses from noninterest expense, was 42.0% for the first quarter of 2022, compared to 40.3% for the fourth quarter of 2021.

●	A loan loss provision of $1.7 million was recorded in the first quarter of 2022 to support strong organic loan growth. The allowance for loan losses to total loans was 1.40% at March 31, 2022, compared to 1.42% at December 31, 2021.

●	Annualized net loan charge-offs as a percentage of average loans were 0.00% for both the first quarter of 2022 and the fourth quarter of 2021.

●	Tangible book value per share, a non-GAAP financial measure, was $11.01 at March 31, 2022, an increase compared to $10.98 at December 31, 2021, despite the market value depreciation of the securities portfolio due to rising interest rates, which negatively impacted accumulated other comprehensive income.

Year-Over-Year Highlights

●	Net income was $12.3 million for the first quarter of 2022, compared to $10.7 million for the first quarter of 2021, an increase of $1.6 million, or 14.9%.

●	Diluted earnings per common share for the first quarter of 2022 were $0.39, compared to $0.37 for the first quarter of 2021, an increase of 4.7%.

●	Net interest margin (on a fully tax-equivalent basis) was stable at 3.60% for both the first quarter of 2022 and the first quarter of 2021. Core net interest margin (on a fully tax-equivalent basis), a non-GAAP financial measure, was also stable at 3.34% for both the first quarter of 2022 and the first quarter of 2021.

●	Gross loans increased $561.8 million at March 31, 2022, or 23.2%, compared to March 31, 2021. Gross loans, excluding PPP loans, increased 31.5%, compared to March 31, 2021.

●	Deposits increased $397.0 million at March 31, 2022, or 15.0%, compared to March 31, 2021.

●	Tangible book value per share, a non-GAAP financial measure, increased 12.3%, or $1.21, to $11.01 at March 31, 2022, compared to $9.80 at March 31, 2021.

Key Financial Measures

	As of and for the Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021
Per Common Share Data
Basic Earnings Per Share	$0.40	$0.41	$0.38
Diluted Earnings Per Share	0.39	0.39	0.37
Book Value Per Share	11.12	11.09	9.92
Tangible Book Value Per Share (1)	11.01	10.98	9.80
Basic Weighted Average Shares Outstanding	28,123,809	28,004,334	28,017,366
Diluted Weighted Average Shares Outstanding	29,156,085	29,038,785	28,945,212
Shares Outstanding at Period End	28,150,389	28,206,566	28,132,929

Selected Performance Ratios
Return on Average Assets (Annualized)	1.42%	1.46%	1.47%
Pre-Provision Net Revenue Return on Average Assets (Annualized) (1)	2.12	2.11	2.15
Return on Average Shareholders' Equity (Annualized)	12.98	13.27	15.87
Return on Average Tangible Common Equity (Annualized) (1)	14.56	14.78	16.06
Yield on Interest Earning Assets	4.13	4.06	4.31
Yield on Total Loans, Gross	4.45	4.49	4.74
Cost of Interest Bearing Liabilities	0.80	0.86	1.04
Cost of Total Deposits	0.43	0.45	0.59
Net Interest Margin (2)	3.60	3.51	3.60
Core Net Interest Margin (1)(2)	3.34	3.25	3.34
Efficiency Ratio (1)	42.4	40.8	41.2
Adjusted Efficiency Ratio (1)	42.0	40.3	40.7
Noninterest Expense to Average Assets (Annualized)	1.56	1.45	1.51
Adjusted Noninterest Expense to Average Assets (Annualized) (1)	1.55	1.43	1.49
Loan to Deposit Ratio	98.4	95.7	91.9
Core Deposits to Total Deposits (3)	84.3	85.4	83.5
Tangible Common Equity to Tangible Assets (1)	8.60	8.91	8.99

Capital Ratios (Bank Only) (4)
Tier 1 Leverage Ratio	11.13%	11.09%	10.65%
Common Equity Tier 1 Risk-based Capital Ratio	11.42	11.69	12.08
Tier 1 Risk-based Capital Ratio	11.42	11.69	12.08
Total Risk-based Capital Ratio	12.65	12.94	13.33

Capital Ratios (Consolidated) (4)
Tier 1 Leverage Ratio	10.78%	10.82%	9.11%
Common Equity Tier 1 Risk-based Capital Ratio	9.13	9.36	10.34
Tier 1 Risk-based Capital Ratio	11.08	11.43	10.34
Total Risk-based Capital Ratio	15.02	15.55	14.46

(1)	Represents a non-GAAP financial measure. See "Non-GAAP Financial Measures" for further details.
(2)	Amounts calculated on a tax-equivalent basis using the statutory federal tax rate of 21%.
(3)	Core deposits are defined as total deposits less brokered deposits and certificates of deposit greater than $250,000.
(4)	Preliminary data. Current period subject to change prior to filings with applicable regulatory agencies.

Selected Financial Data

	March 31,	December 31,	September 30,	June 30,	March 31,
(dollars in thousands)	2022	2021	2021	2021	2021
Selected Balance Sheet Data
Total Assets	$3,607,920	$3,477,659	$3,389,125	$3,162,612	$3,072,359
Total Loans, Gross	2,987,967	2,819,472	2,712,012	2,594,186	2,426,123
Allowance for Loan Losses	41,692	40,020	38,901	37,591	35,987
Goodwill and Other Intangibles	3,057	3,105	3,153	3,200	3,248

Deposits	3,035,611	2,946,237	2,854,157	2,720,906	2,638,654
Tangible Common Equity (1)	309,870	309,653	298,135	287,630	275,923
Total Shareholders' Equity	379,441	379,272	367,803	290,830	279,171
Average Total Assets - Quarter-to-Date	3,513,798	3,403,270	3,332,301	3,076,712	2,940,262
Average Shareholders' Equity - Quarter-to-Date	383,024	374,035	330,604	286,311	272,729

(1)Represents a non-GAAP financial measure. See "Non-GAAP Financial Measures" for further details.

	For the Three Months Ended
	March 31,	December 31,	March 31,
(dollars in thousands)	2022	2021	2021
Selected Income Statement Data
Interest Income	$34,694	$33,775	$30,440
Interest Expense	4,514	4,622	5,045
Net Interest Income	30,180	29,153	25,395
Provision for Loan Losses	1,675	1,150	1,100
Net Interest Income after Provision for Loan Losses	28,505	28,003	24,295
Noninterest Income	1,557	1,288	1,008
Noninterest Expense	13,508	12,459	10,923
Income Before Income Taxes	16,554	16,832	14,380
Provision for Income Taxes	4,292	4,318	3,709
Net Income	12,262	12,514	10,671
Preferred Stock Dividends	(1,013)	(1,171)	—
Net Income Available to Common Shareholders	$11,249	$11,343	$10,671

Income Statement

Net Interest Income

Net interest income was $30.2 million for the first quarter of 2022, an increase of $1.0 million, or 3.5%, from $29.2 million in the fourth quarter of 2021, and an increase of $4.8 million, or 18.8%, from $25.4 million in the first quarter of 2021. The linked-quarter and year-over-year increases in net interest income were primarily due to growth in average interest earning assets and lower rates paid on deposits, offset partially by declining yields on loans and lower PPP fee recognition. Average interest earning assets were $3.43 billion for the first quarter of 2022, an increase of $110.2 million, or 3.3%, from $3.32 billion for the fourth quarter of 2021, and an increase of $547.7 million, or 19.0%, from $2.88 billion for the first quarter of 2021. The linked-quarter and year-over-year increases in average interest earning assets were primarily due to strong organic growth in the loan portfolio and continued purchases of investment securities, offset partially by the forgiveness of PPP loans and the reduction of cash balances.

Net interest margin (on a fully tax-equivalent basis) for the first quarter of 2022 was 3.60%, a 9 basis point increase from 3.51% in the fourth quarter of 2021, and no change from 3.60% in the first quarter of 2021. Core net interest margin (on a fully tax-equivalent basis), a non-GAAP financial measure which excludes the impact of loan fees and PPP balances, interest, and fees, for the first quarter of 2022 was 3.34%, a 9 basis point increase from 3.25% in the fourth quarter of 2021, and no change from 3.34% in the first quarter of 2021. The increase in core net interest margin compared to the fourth quarter of 2021 was primarily due to the deployment of cash into higher yielding assets and the continued reduction of funding costs. The Company remains focused on the impact of anticipated interest rate hikes and the evolving shape of the yield curve throughout 2022.

As the PPP loan portfolio pays down, the recognition of fees associated with the originations has decreased, which impacts comparability between periods. The Company recognized $519,000 of PPP origination fees during the first quarter of 2022, compared to $958,000 during the fourth quarter of 2021. Remaining PPP origination fees to be recognized as of March 31, 2022 were $379,000.

The following table summarizes PPP loan originations and net origination fees as of March 31, 2022:

	Originated		Outstanding		Program Lifetime
	Number	Principal	Number	Principal	Net Origination	Net Origination
(dollars in thousands)	of Loans	Balance	of Loans	Balance	Fees Generated	Fees Earned
Round One PPP Loans	1,200	$181,600	4	$293	$5,706	$5,706
Round Two PPP Loans	651	78,386	59	12,016	3,544	3,165
Totals	1,851	$259,986	63	$12,309	$9,250	$8,871

Interest income was $34.7 million for the first quarter of 2022, an increase of $919,000, or 2.7%, from $33.8 million in the fourth quarter of 2021, and an increase of $4.3 million, or 14.0%, from $30.4 million in the first quarter of 2021. The yield on interest earning assets (on a fully tax-equivalent basis) was 4.13% in the first quarter of 2022, compared to 4.06% in the fourth quarter of 2021, and 4.31% in the first quarter of 2021. The linked-quarter expansion in the yield on interest earning assets was primarily due to the decrease in average cash balances, which were deployed to support growth of the higher yielding loan and investment securities portfolios. The year-over-year decline in the yield on interest earning assets was primarily due to the historically low interest rate environment resulting in lower loan yields.

Loan interest income and loan fees remain the primary contributing factors to the changes in yield on interest earning assets. The aggregate loan yield, excluding PPP loans, decreased to 4.40% in the first quarter of 2022, which was 1 basis point lower than 4.41% in the fourth quarter of 2021, and 32 basis points lower than 4.72% in the first quarter of 2021. While loan fees have maintained a relatively stable contribution to the aggregate loan yield, the historically low yield curve has resulted in a declining core yield on loans in comparison to both prior periods.

A summary of interest and fees recognized on loans, excluding PPP loans, for the periods indicated is as follows:

	Three Months Ended
	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Interest	4.15%	4.20%	4.28%	4.37%	4.50%
Fees	0.25	0.21	0.23	0.17	0.22
Yield on Loans, Excluding PPP Loans	4.40%	4.41%	4.51%	4.54%	4.72%

Interest expense was $4.5 million for the first quarter of 2022, a decrease of $108,000, or 2.3%, from $4.6 million in the fourth quarter of 2021, and a decrease of $531,000, or 10.5%, from $5.0 million in the first quarter of 2021. The cost of interest bearing liabilities declined 6 basis points on a linked-quarter basis from 0.86% in the fourth quarter of 2021 to 0.80% in the first quarter of 2022, primarily due to lower rates paid on deposits. On a year-over-year basis, the cost of interest bearing liabilities decreased 24 basis points from 1.04% in the first quarter of 2021 to 0.80% in the first quarter of 2022, primarily due to lower rates paid on deposits, and the payoff of the Company’s notes payable, offset partially by strong growth of interest bearing deposits and the issuance of additional subordinated debentures.

Interest expense on deposits was $3.2 million for the first quarter of 2022, a decrease of $83,000, or 2.6%, from $3.2 million in the fourth quarter of 2021, and a decrease of $513,000, or 14.0%, from $3.7 million in the first quarter of 2021. The cost of total deposits declined 2 basis points on a linked-quarter basis from 0.45% in the fourth quarter of 2021, and declined 16 basis points on a year-over-year basis from 0.59% in the first quarter of 2021, to 0.43% in the first quarter of 2022, primarily due to deposit rate cuts consistent with a lower rate environment and the continued downward repricing of time deposits.

A summary of the Company’s average balances, interest yields and rates, and net interest margin for the three months ended March 31, 2022, December 31, 2021, and March 31, 2021 is as follows:

	For the Three Months Ended
	March 31, 2022			December 31, 2021			March 31, 2021
	Average	Interest	Yield/	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	& Fees	Rate	Balance	& Fees	Rate	Balance	& Fees	Rate
(dollars in thousands)
Interest Earning Assets:
Cash Investments	$80,497	$26	0.13%	$146,744	$65	0.18%	$105,477	$34	0.13%
Investment Securities:
Taxable Investment Securities	373,021	2,255	2.45	341,325	1,893	2.20	301,680	1,723	2.32
Tax-Exempt Investment Securities (1)	71,591	779	4.41	71,602	782	4.33	80,963	881	4.41
Total Investment Securities	444,612	3,034	2.77	412,927	2,675	2.57	382,643	2,604	2.76
Paycheck Protection Program Loans (2)	18,140	563	12.58	39,900	1,057	10.51	148,881	1,864	5.08
Loans (1)(2)	2,881,845	31,275	4.40	2,715,722	30,154	4.41	2,241,038	26,074	4.72
Total Loans	2,899,985	31,838	4.45	2,755,622	31,211	4.49	2,389,919	27,938	4.74
Federal Home Loan Bank Stock	5,680	54	3.84	5,310	59	4.39	5,045	78	6.28
Total Interest Earning Assets	3,430,774	34,952	4.13%	3,320,603	34,010	4.06%	2,883,084	30,654	4.31%
Noninterest Earning Assets	83,024			82,667			57,178
Total Assets	$3,513,798			$3,403,270			$2,940,262
Interest Bearing Liabilities:
Deposits:
Interest Bearing Transaction Deposits	$566,279	$597	0.43%	$499,475	$548	0.43%	$364,017	422	0.47%
Savings and Money Market Deposits	876,580	918	0.42	803,848	876	0.43	724,104	1,008	0.56
Time Deposits	288,914	745	1.05	299,823	830	1.10	344,715	1,267	1.49
Brokered Deposits	406,648	898	0.90	404,438	987	0.97	402,694	974	0.98
Total Interest Bearing Deposits	2,138,421	3,158	0.60	2,007,584	3,241	0.64	1,835,530	3,671	0.81
Federal Funds Purchased	10,600	9	0.35	10	—	0.67	—	—	—
Notes Payable	—	—	—	—	—	—	6,722	61	3.66
FHLB Advances	42,500	150	1.43	44,185	162	1.46	57,500	228	1.61
Subordinated Debentures	92,286	1,197	5.26	92,189	1,219	5.25	73,776	1,085	5.96
Total Interest Bearing Liabilities	2,283,807	4,514	0.80%	2,143,968	4,622	0.86%	1,973,528	5,045	1.04%
Noninterest Bearing Liabilities:
Noninterest Bearing Transaction Deposits	822,488			861,473			676,173
Other Noninterest Bearing Liabilities	24,479			23,794			17,832
Total Noninterest Bearing Liabilities	846,967			885,267			694,005
Shareholders' Equity	383,024			374,035			272,729
Total Liabilities and Shareholders' Equity	$3,513,798			$3,403,270			$2,940,262
Net Interest Income / Interest Rate Spread		30,438	3.33%		29,388	3.20%		25,609	3.27%
Net Interest Margin (3)			3.60%			3.51%			3.60%
Taxable Equivalent Adjustment:
Tax-Exempt Investment Securities and Loans		(258)			(235)			(214)
Net Interest Income		$30,180			$29,153			$25,395

(1)	Interest income and average rates for tax-exempt investment securities and loans are presented on a tax-equivalent basis, assuming a statutory federal income tax rate of 21%.
(2)	Average loan balances include nonaccrual loans. Interest income on loans includes amortization of deferred loan fees, net of deferred loan costs.
(3)	Net interest margin includes the tax equivalent adjustment and represents the annualized results of: (i) the difference between interest income on interest earning assets and the interest expense on interest bearing liabilities, divided by (ii) average interest earning assets for the period.

Provision for Loan Losses

The provision for loan losses was $1.7 million for the first quarter of 2022, an increase of $525,000 from $1.2 million for the fourth quarter of 2021, and an increase of $575,000 from $1.1 million for the first quarter of 2021. The provision recorded in the first quarter of 2022 was primarily attributable to the robust growth of the loan portfolio. The allowance for loan losses to total loans was 1.40% at March 31, 2022, compared to 1.42% at December 31, 2021, and 1.48% at March 31, 2021. The allowance for loan losses to total loans, excluding PPP loans, was 1.40% at March 31, 2022, compared to 1.43% at December 31, 2021, and 1.59% at March 31, 2021.

As an emerging growth company, the Company is not subject to Accounting Standards Update No. 2016-13 “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses of Financial Instruments,“ or CECL, until January 1, 2023.

The following table presents the activity in the Company’s allowance for loan losses for the periods indicated:

	Three Months Ended
	March 31,	December 31,	March 31,
(dollars in thousands)	2022	2021	2021
Balance at Beginning of Period	$40,020	$38,901	$34,841
Provision for Loan Losses	1,675	1,150	1,100
Charge-offs	(15)	(37)	(14)
Recoveries	12	6	60
Balance at End of Period	$41,692	$40,020	$35,987

Noninterest Income

Noninterest income was $1.6 million for the first quarter of 2022, an increase of $269,000 from $1.3 million for the fourth quarter of 2021, and an increase of $549,000 from $1.0 million for the first quarter of 2021. The linked-quarter increase was primarily due to increased swap fees, offset partially by a decrease in letter of credit fees. The year-over-year increase was primarily due to increased swap fees and bank-owned life insurance income.

The following table presents the major components of noninterest income for the periods indicated:

	Three Months Ended
	March 31,	December 31,	March 31,
(dollars in thousands)	2022	2021	2021
Noninterest Income:
Customer Service Fees	$281	$274	$234
Letter of Credit Fees	242	541	327
Debit Card Interchange Fees	133	149	130
Swap Fees	557	—	—
Bank-Owned Life Insurance	148	150	—
Other Income	196	174	317
Totals	$1,557	$1,288	$1,008

Noninterest Expense

Noninterest expense was $13.5 million for the first quarter of 2022, an increase of $1.0 million from $12.5 million for the fourth quarter of 2021, and an increase of $2.6 million from $10.9 million for the first quarter of 2021. The linked-quarter increase was primarily due to an increase in salaries and employee benefits, occupancy and equipment, and marketing and advertising expenses, offset partially by lower amortization of tax credit investments. The linked-quarter increase in salaries and employee benefits was impacted by the timing of merit increases, which all went into effect during the first quarter of 2022, a change from prior years in which merit increases occurred throughout the year based on service anniversary dates. The year-over-year increase was primarily attributable to increased salaries and employee benefits, professional and consulting fees, technology, and marketing and advertising expenses.

The following table presents the major components of noninterest expense for the periods indicated:

	Three Months Ended
	March 31,	December 31,	March 31,
(dollars in thousands)	2022	2022	2021
Noninterest Expense:
Salaries and Employee Benefits	$8,694	$7,966	$7,102
Occupancy and Equipment	1,085	939	1,055
FDIC Insurance Assessment	360	345	315
Data Processing	297	306	291
Professional and Consulting Fees	696	719	544
Information Technology and Telecommunications	578	554	462
Marketing and Advertising	626	469	286
Intangible Asset Amortization	48	48	48
Amortization of Tax Credit Investments	117	152	118
Other Expense	1,007	961	702
Totals	$13,508	$12,459	$10,923

The Company continues to add key talent across the organization, reaching 229 full-time equivalent employees at March 31, 2022, compared to 220 employees at December 31, 2021, and 200 employees at March 31, 2021.

The efficiency ratio, a non-GAAP financial measure, was 42.4% for the first quarter of 2022, compared to 40.8% for the fourth quarter of 2021, and 41.2% for the first quarter of 2021. Excluding the impact of certain non-routine income and expenses, the adjusted efficiency ratio, a non-GAAP financial measure, was 42.0% for the first quarter of 2022, 40.3% for the fourth quarter of 2021 and 40.7% for the first quarter of 2021.

Income Taxes

The effective combined federal and state income tax rate for the first quarter of 2022 was 25.9%, a slight increase from 25.7% for the fourth quarter of 2021 and a slight increase from 25.8% for the first quarter of 2021.

Balance Sheet

Total assets at March 31, 2022 were $3.61 billion, a 3.7% increase from $3.48 billion at December 31, 2021, and a 17.4% increase from $3.07 billion at March 31, 2021. The linked-quarter increase in total assets was primarily due to strong organic loan growth, offset partially by a decrease in cash and cash equivalents. The year-over-year increase in total assets was primarily due to robust organic loan growth and the continued purchases of investment securities, offset partially by a decrease in cash and cash equivalents.

Total gross loans at March 31, 2022 were $2.99 billion, an increase of $168.5 million, or 6.0%, over total gross loans of $2.82 billion at December 31, 2021, and an increase of $561.8 million, or 23.2%, over total gross loans of $2.43 billion at March 31, 2021. The increase in the loan portfolio during the first quarter of 2022 was primarily due to growth in the construction and land development, multifamily and CRE nonowner occupied segments, offset partially by the payoff of PPP loans. When excluding PPP loans, gross loans grew $182.3 million during the first quarter of 2022, or 26.5% on an annualized basis. The Company's continued strong loan growth has been driven by the expansion of its talented lending teams, new client acquisitions, the strong, growing brand of the Bank in the Twin Cities market and the M&A-related market disruption in the Twin Cities resulting in client and banker acquisition opportunities.

The following table presents the dollar composition of the Company’s loan portfolio, by category, at the dates indicated:

	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
(dollars in thousands)
Commercial	$363,290	$360,169	$350,081	$321,474	$301,023
Paycheck Protection Program	12,309	26,162	54,190	99,072	163,258
Construction and Land Development	321,131	281,474	257,167	251,573	193,372
Real Estate Mortgage:
1 - 4 Family Mortgage	312,201	305,317	290,535	277,943	294,964
Multifamily	1,012,623	910,243	865,172	790,275	665,415
CRE Owner Occupied	117,969	111,096	101,834	87,507	79,665
CRE Nonowner Occupied	840,463	818,569	786,271	758,101	720,396
Total Real Estate Mortgage Loans	2,283,256	2,145,225	2,043,812	1,913,826	1,760,440
Consumer and Other	7,981	6,442	6,762	8,241	8,030
Total Loans, Gross	2,987,967	2,819,472	2,712,012	2,594,186	2,426,123
Allowance for Loan Losses	(41,692)	(40,020)	(38,901)	(37,591)	(35,987)
Net Deferred Loan Fees	(9,065)	(9,535)	(10,199)	(11,450)	(11,273)
Total Loans, Net	$2,937,210	$2,769,917	$2,662,912	$2,545,145	$2,378,863

Total deposits at March 31, 2022 were $3.04 billion, an increase of $89.4 million, or 3.0%, over total deposits of $2.95 billion at December 31, 2021, and an increase of $397.0 million, or 15.0%, over total deposits of $2.64 billion at March 31, 2021. Deposit growth in the first quarter of 2022 was primarily due to an increase in interest bearing transaction deposits, savings and money market deposits, and brokered deposits, offset partially by declines in noninterest bearing transaction deposits and time deposits. On a year-over-year basis, noninterest bearing transaction deposits increased $122.5 million, or 17.2%, compared to March 31, 2021. Similar to the loan portfolio, the growth in core deposits has been a result of successful new client and banker acquisition initiatives and the strong, growing brand of the Bank in the Twin Cities market. Given the likelihood of higher interest rates, management believes deposits could experience fluctuations in future periods.

The following table presents the dollar composition of the Company’s deposit portfolio, by category, at the dates indicated:

	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
(dollars in thousands)
Noninterest Bearing Transaction Deposits	$835,482	$875,084	$846,490	$758,023	$712,999
Interest Bearing Transaction Deposits	598,402	544,789	488,785	432,123	433,344
Savings and Money Market Deposits	890,926	863,567	791,861	761,485	791,583
Time Deposits	286,674	293,474	309,824	321,857	344,581
Brokered Deposits	424,127	369,323	417,197	447,418	356,147
Total Deposits	$3,035,611	$2,946,237	$2,854,157	$2,720,906	$2,638,654

Capital

Total shareholders’ equity at March 31, 2022 was $379.4 million, a slight increase of $169,000 over total shareholders’ equity of $379.3 million at December 31, 2021, and an increase of $100.3 million, or 35.9%, over total shareholders’ equity of $279.2 million at March 31, 2021. The linked-quarter increase was due to net income retained and unrealized gains in the derivatives portfolio, offset by stock repurchases made under the Company’s stock repurchase program and unrealized losses in the securities portfolio. The year-over-year increase was due to net income retained, the issuance of preferred stock, and unrealized gains in the derivatives portfolio, offset partially by an increase in stock repurchases made under the Company’s stock repurchase program and unrealized losses in the securities portfolio.

During the first quarter of 2022, the Company repurchased 71,038 shares of its common stock. Shares were repurchased at a weighted average price of $16.95 for a total of $1.2 million. The Company remains committed to maintaining strong capital levels while enhancing shareholder value as it strategically executes its stock repurchase program in this fluid economic environment.

Tangible book value per share, a non-GAAP financial measure, was $11.01 as of March 31, 2022, an increase of 0.3% from $10.98 as of December 31, 2021, and an increase of 12.3% from $9.80 as of March 31, 2021. The linked-quarter increase occurred despite the market value depreciation of the securities portfolio due to increases in interest rates, which negatively impacted accumulated other comprehensive income. Tangible common equity as a percentage of tangible assets, a non-GAAP financial measure, was 8.60% at March 31, 2022, compared to 8.91% at December 31, 2021, and 8.99% at March 31, 2021.

Asset Quality

Annualized net charge-offs (recoveries) as a percent of average loans for both the first quarter of 2022 and fourth quarter of 2021 were 0.00%, compared to (0.01)% for the first quarter of 2021. At March 31, 2022, the Company’s nonperforming assets, which include nonaccrual loans, loans past due 90 days and still accruing, and foreclosed assets, were $706,000, or 0.02% of total assets, as compared to $722,000, or 0.02% of total assets at December 31, 2021, and $770,000 or 0.03% of total assets at March 31, 2021.

The Company has increased oversight and analysis of all segments of the loan portfolio in response to the COVID-19 pandemic, especially in vulnerable industries such as hospitality and restaurants, to proactively monitor evolving credit risk. Loans that have potential weaknesses that warrant a watchlist risk rating at March 31, 2022 totaled $46.8 million, compared to $49.3 million at December 31, 2021, and $58.3 million at March 31, 2021. Loans that warranted a substandard risk rating at March 31, 2022, totaled $18.6 million, compared to $22.6 million at December 31, 2021, and $6.7 million at March 31, 2021.

The following table presents a summary of asset quality measurements at the dates indicated:

	As of and for the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(dollars in thousands)	2022	2021	2021	2021	2021
Selected Asset Quality Data
Loans 30-89 Days Past Due	$13	$49	$18	$—	$—
Loans 30-89 Days Past Due to Total Loans	0.00%	0.00%	0.00%	0.00%	0.00%
Nonperforming Loans	$706	$722	$734	$761	$770
Nonperforming Loans to Total Loans	0.02%	0.03%	0.03%	0.03%	0.03%
Foreclosed Assets	$—	$—	$—	$—	$—
Nonaccrual Loans to Total Loans	0.02%	0.03%	0.03%	0.03%	0.03%
Nonaccrual Loans and Loans Past Due 90 Days and Still Accruing to Total Loans	0.02	0.03	0.03	0.03	0.03
Nonperforming Assets (1)	$706	$722	$734	$761	$770
Nonperforming Assets to Total Assets (1)	0.02%	0.02%	0.02%	0.02%	0.03%
Allowance for Loan Losses to Total Loans	1.40	1.42	1.43	1.45	1.48
Allowance for Loan Losses to Total Loans, Excluding PPP Loans	1.40	1.43	1.46	1.50	1.59
Allowance for Loans Losses to Nonaccrual Loans	5,905.38	5,542.94	5,299.86	4,939.68	4,673.64
Net Loan Charge-Offs (Recoveries) (Annualized) to Average Loans	0.00	0.00	0.00	0.00	(0.01)

(1)	Nonperforming assets are defined as nonaccrual loans plus loans 90 days past due and still accruing plus foreclosed assets.

The Company developed programs for clients who experienced business and personal disruptions due to the COVID-19 pandemic by providing interest-only modifications, loan payment deferrals, and extended amortization modifications. In accordance with interagency regulatory guidance and the CARES Act, qualifying loans modified in response to the COVID-19 pandemic are not considered troubled debt restructurings. The Company had 10 modified loans totaling $30.4 million outstanding as of March 31, 2022, representing 1.2% of the total loan portfolio, excluding PPP loans, which is down from $35.0 million at December 31, 2021.

The following table presents a rollforward of loan modification activity, by modification type, from December 31, 2021 to March 31, 2022:

(dollars in thousands)	Interest-Only	Extended Amortization	Total
Principal Balance - December 31, 2021	$30,249	$4,740	$34,989
Modification Expired	(4,011)	—	(4,011)
Net Principal Advances (Payments)	(563)	(25)	(588)
Principal Balance - March 31, 2022	$25,675	$4,715	$30,390

About the Company

Bridgewater Bancshares, Inc. (Nasdaq: BWB) is a St. Louis Park, Minnesota-based financial holding company. Bridgewater's banking subsidiary, Bridgewater Bank, is a premier, full-service Twin Cities bank dedicated to serving the diverse needs of commercial real estate investors, entrepreneurs, business clients and successful individuals. By pairing a range of deposit, lending and business services solutions with a responsive service model, Bridgewater has seen continuous growth and profitability. With total assets of $3.6 billion and seven branches as of March 31, 2022, Bridgewater is considered one of the largest locally led banks in the State of Minnesota, and has received numerous awards for its growth, banking services and esteemed corporate culture.

Investor Relations Contact:

Justin Horstman

Director of Investor Relations

investorrelations@bwbmn.com

952-542-5169

Use of Non-GAAP financial measures

In addition to the results presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), the Company routinely supplements its evaluation with an analysis of certain non-GAAP financial measures. The Company believes these non-GAAP financial measures, in addition to the related GAAP measures, provide meaningful information to investors to help them understand the Company’s operating performance and trends, and to facilitate comparisons with the performance of peers. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of non-GAAP disclosures used in this earnings release to the comparable GAAP measures are provided in the accompanying tables.

Forward-Looking Statements

This earnings release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements concerning plans, estimates, calculations, forecasts and projections with respect to the anticipated future performance of the Company. These statements are often, but not always, identified by words such as “may”, “might”, “should”, “could”, “predict”, “potential”, “believe”, “expect”, “continue”, “will”, “anticipate”, “seek”, “estimate”, “intend”, “plan”, “projection”, “would”, “annualized”, “target” and “outlook”, or the negative version of those words or other comparable words of a future or forward-looking nature.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: the negative effects of the ongoing COVID-19 pandemic, including its effects on the economic environment, our clients and our operations, including due to supply chain disruptions, as well as any changes to federal, state or local government laws, regulations or orders in connection with the pandemic; loan concentrations in our portfolio; the overall health of the local and national real estate market; our ability to successfully manage credit risk; business and economic conditions generally and in the financial services industry, nationally and within our market area, including rising rates of inflation; our ability to maintain an adequate level of allowance for loan losses; new or revised accounting standards, including as a result of the future implementation of the Current Expected Credit Loss standard; the concentration of large loans to certain borrowers; the concentration of large deposits from certain clients; our ability to successfully manage liquidity risk, especially in light of recent excess liquidity at the Bank; our dependence on non-core funding sources and our cost of funds; our ability to raise additional capital to implement our business plan; our ability to implement our growth strategy and manage costs effectively; developments and uncertainty related to the future use and availability of some reference rates, such as the London Interbank Offered Rate, as well as other alternative reference rates; the composition of our senior leadership team and our ability to attract and retain key personnel; talent and labor shortages and high rates of employee turnover; the occurrence of fraudulent activity, breaches or failures of our information security controls or cybersecurity-related incidents; interruptions involving our information technology and telecommunications systems or third-party servicers; competition in the financial services industry, including from nonbank competitors such as credit unions and “fintech” companies; the effectiveness of our risk management framework; the commencement and outcome of litigation and other legal proceedings and regulatory actions against us; the impact of recent and future legislative and regulatory changes, including changes to federal and state corporate tax rates; interest rate risk, including the effects of anticipated rate increases by the Federal Reserve; fluctuations in the values of the securities held in our securities portfolio; the imposition of tariffs or other governmental policies impacting the value of products produced by our commercial borrowers; severe weather, natural disasters, wide spread disease or pandemics (including the COVID-19 pandemic), acts of war or terrorism or other adverse external events including the Russian invasion of Ukraine; potential impairment to the goodwill we recorded in connection with our past acquisition; changes to U.S. or state tax laws, regulations and guidance, including recent proposals to increase the federal corporate tax rate; and any other risks described in the “Risk Factors” sections of reports filed by the Company with the Securities and Exchange Commission.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Bridgewater Bancshares, Inc. and Subsidiaries
Consolidated Balance Sheets

(dollars in thousands, except share data)

	March 31,	December 31,	March 31,
	2022	2021	2021
	(Unaudited)		(Unaudited)
ASSETS
Cash and Cash Equivalents	$71,887	$143,473	$200,896
Bank-Owned Certificates of Deposit	1,139	1,876	2,369
Securities Available for Sale, at Fair Value	459,090	439,362	397,326
Loans, Net of Allowance for Loan Losses of $41,692 at March 31, 2022 (unaudited), $40,020 at December 31, 2021 and $35,987 at March 31, 2021 (unaudited)	2,937,210	2,769,917	2,378,863
Federal Home Loan Bank (FHLB) Stock, at Cost	6,846	5,242	5,820
Premises and Equipment, Net	49,044	49,395	51,297
Accrued Interest	9,596	9,186	8,718
Goodwill	2,626	2,626	2,626
Other Intangible Assets, Net	431	479	622
Other Assets	70,051	56,103	23,822
Total Assets	$3,607,920	$3,477,659	$3,072,359

LIABILITIES AND EQUITY
LIABILITIES
Deposits:
Noninterest Bearing	$835,482	$875,084	$712,999
Interest Bearing	2,200,129	2,071,153	1,925,655
Total Deposits	3,035,611	2,946,237	2,638,654
Federal Funds Purchased	23,000	—	—
FHLB Advances	42,500	42,500	57,500
Subordinated Debentures, Net of Issuance Costs	92,349	92,239	73,826
Accrued Interest Payable	1,576	1,409	1,736
Other Liabilities	33,443	16,002	21,472
Total Liabilities	3,228,479	3,098,387	2,793,188

SHAREHOLDERS' EQUITY
Preferred Stock- $0.01 par value; Authorized 10,000,000
Preferred Stock - Issued and Outstanding 27,600 Series A shares ($2,500 liquidation preference) at March 31, 2022 (unaudited), 27,600 at December 31, 2021 and -0- at March 31, 2021 (unaudited)	66,514	66,514	—
Common Stock- $0.01 par value; Authorized 75,000,000
Common Stock - Issued and Outstanding 28,150,389 at March 31, 2022 (unaudited), 28,206,566 at December 31, 2021 and 28,132,929 at March 31, 2021 (unaudited)	282	282	281
Additional Paid-In Capital	103,756	104,123	104,087
Retained Earnings	210,596	199,347	165,502
Accumulated Other Comprehensive Income (Loss)	(1,707)	9,006	9,301
Total Shareholders' Equity	379,441	379,272	279,171
Total Liabilities and Equity	$3,607,920	$3,477,659	$3,072,359

Bridgewater Bancshares, Inc. and Subsidiaries
Consolidated Statements of Income

(dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021
INTEREST INCOME
Loans, Including Fees	$31,744	$31,140	$27,908
Investment Securities	2,870	2,511	2,420
Other	80	124	112
Total Interest Income	34,694	33,775	30,440

INTEREST EXPENSE
Deposits	3,158	3,241	3,671
Notes Payable	—	—	61
FHLB Advances	150	162	228
Subordinated Debentures	1,197	1,219	1,085
Federal Funds Purchased	9	—	—
Total Interest Expense	4,514	4,622	5,045

NET INTEREST INCOME	30,180	29,153	25,395
Provision for Loan Losses	1,675	1,150	1,100

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	28,505	28,003	24,295

NONINTEREST INCOME
Customer Service Fees	281	274	234
Other Income	1,276	1,014	774
Total Noninterest Income	1,557	1,288	1,008

NONINTEREST EXPENSE
Salaries and Employee Benefits	8,694	7,966	7,102
Occupancy and Equipment	1,085	939	1,055
Other Expense	3,729	3,554	2,766
Total Noninterest Expense	13,508	12,459	10,923

INCOME BEFORE INCOME TAXES	16,554	16,832	14,380
Provision for Income Taxes	4,292	4,318	3,709
NET INCOME	12,262	12,514	10,671
Preferred Stock Dividends	(1,013)	(1,171)	—
NET INCOME TO COMMON SHAREHOLDERS	$11,249	$11,343	$10,671

EARNINGS PER SHARE
Basic	$0.40	$0.41	$0.38
Diluted	0.39	0.39	0.37

Bridgewater Bancshares, Inc. and Subsidiaries
Non-GAAP Financial Measures

(dollars in thousands) (unaudited)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021
Pre-Provision Net Revenue
Noninterest Income	$1,557	$1,288	$1,008
Less: Gain on sales of Securities	—	—	—
Total Operating Noninterest Income	1,557	1,288	1,008
Plus: Net Interest Income	30,180	29,153	25,395
Net Operating Revenue	$31,737	$30,441	$26,403

Noninterest Expense	$13,508	$12,459	$10,923
Less: Amortization of Tax Credit Investments	(117)	(152)	(118)
Total Operating Noninterest Expense	$13,391	$12,307	$10,805

Pre-Provision Net Revenue	$18,346	$18,134	$15,598

Plus:
Non-Operating Revenue Adjustments	—	—	—
Less:
Provision for Loan Losses	1,675	1,150	1,100
Non-Operating Expense Adjustments	117	152	118
Provision for Income Taxes	4,292	4,318	3,709
Net Income	$12,262	$12,514	$10,671

Average Assets	$3,513,798	$3,403,270	$2,940,262
Pre-Provision Net Revenue Return on Average Assets	2.12%	2.11%	2.15%

	As of and for the Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021
Core Net Interest Margin
Net Interest Income (Tax-Equivalent Basis)	$30,438	$29,388	$25,609
Less: Loan Fees	(1,743)	(1,462)	(1,202)
Less: PPP Interest and Fees	(563)	(1,057)	(1,864)
Core Net Interest Income	$28,132	$26,869	$22,543

Average Interest Earning Assets	3,430,774	3,320,603	2,883,084
Less: Average PPP Loans	(18,140)	(39,900)	(148,881)
Core Average Interest Earning Assets	$3,412,634	$3,280,703	$2,734,203
Core Net Interest Margin	3.34%	3.25%	3.34%

Non-GAAP Financial Measures

(dollars in thousands) (unaudited)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021
Efficiency Ratio
Noninterest Expense	$13,508	$12,459	$10,923
Less: Amortization of Intangible Assets	(48)	(48)	(48)
Adjusted Noninterest Expense	$13,460	$12,411	$10,875
Net Interest Income	30,180	29,153	25,395
Noninterest Income	1,557	1,288	1,008
Adjusted Operating Revenue	$31,737	$30,441	$26,403
Efficiency Ratio	42.4%	40.8%	41.2%

Adjusted Efficiency Ratio
Noninterest Expense	$13,508	$12,459	$10,923
Less: Amortization of Tax Credit Investments	(117)	(152)	(118)
Less: Amortization of Intangible Assets	(48)	(48)	(48)
Adjusted Noninterest Expense	$13,343	$12,259	$10,757
Net Interest Income	30,180	29,153	25,395
Noninterest Income	1,557	1,288	1,008
Adjusted Operating Revenue	$31,737	$30,441	$26,403
Adjusted Efficiency Ratio	42.0%	40.3%	40.7%

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021
Adjusted Noninterest Expense to Average Assets (Annualized)
Noninterest Expense	$13,508	$12,459	$10,923
Less: Amortization of Tax Credit Investments	(117)	(152)	(118)
Adjusted Noninterest Expense	$13,391	$12,307	$10,805

Average Assets	$3,513,798	$3,403,270	$2,940,262
Adjusted Noninterest Expense to Average Assets (Annualized)	1.55%	1.43%	1.49%

Non-GAAP Financial Measures

(dollars in thousands) (unaudited)

	As of and for the Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021
Tangible Common Equity and Tangible Common Equity/Tangible Assets
Total Shareholders' Equity	$379,441	$379,272	$279,171
Less: Preferred Stock	(66,514)	(66,514)	—
Total Common Shareholders' Equity	312,927	312,758	279,171
Less: Intangible Assets	(3,057)	(3,105)	(3,248)
Tangible Common Equity	$309,870	$309,653	$275,923

Total Assets	$3,607,920	$3,477,659	$3,072,359
Less: Intangible Assets	(3,057)	(3,105)	(3,248)
Tangible Assets	$3,604,863	$3,474,554	$3,069,111
Tangible Common Equity/Tangible Assets	8.60%	8.91%	8.99%

Tangible Book Value Per Share
Book Value Per Common Share	$11.12	$11.09	$9.92
Less: Effects of Intangible Assets	(0.11)	(0.11)	(0.12)
Tangible Book Value Per Common Share	$11.01	$10.98	$9.80

Return on Average Tangible Common Equity
Net Income Available to Common Shareholders	$11,249	$11,343	$10,671

Average Shareholders' Equity	$383,024	$374,035	$272,729
Less: Average Preferred Stock	(66,514)	(66,515)	—
Average Common Equity	316,510	307,520	272,729
Less: Effects of Average Intangible Assets	(3,084)	(3,132)	(3,276)
Average Tangible Common Equity	$313,426	$304,388	$269,453
Return on Average Tangible Common Equity	14.56%	14.78%	16.06%

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
Tangible Common Equity
Total Shareholders' Equity	$379,441	$379,272	$367,803	$290,830	$279,171
Less: Preferred Stock	(66,514)	(66,514)	(66,515)	—	—
Common Shareholders' Equity	312,927	312,758	301,288	290,830	279,171
Less: Intangible Assets	(3,057)	(3,105)	(3,153)	(3,200)	(3,248)
Tangible Common Equity	$309,870	$309,653	$298,135	$287,630	$275,923